EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of Sequans Communications S.A. for the registration of ordinary shares, including in the form of American Depositary Shares, or ADSs, warrants to purchase ordinary shares or a combination of such securities, separately or as units, and to the incorporation by reference therein of our reports dated March 30, 2020, with respect to the consolidated financial statements of Sequans Communications S.A. and the effectiveness of internal control over financial reporting of Sequans Communications S.A. included in its Annual Report (Form 20-F) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Audit

Paris – La Défense, France

November 16, 2020